Exhibit 99.2

XOMA Initiates Safety and Efficacy Study of Gevokizumab in Patients with Non-infectious Uveitis Currently Controlled by Systemic Treatment

XOMA will host a conference call at 4:30 p.m. Eastern Time today to discuss the global Phase 3 gevokizumab program

BERKELEY, Calif., October 3, 2012 - XOMA Corporation (Nasdaq: XOMA) today announced it has opened enrollment in a Phase 3 clinical trial, titled A randomizEd, double-masked, placebo-controlled study of the safetY and Efficacy of GevokizUmAb in the tReatment of subjects with non-infectious intermeDiate, posterior or pan-uveitis currently controlled with systemic treatment (EYEGUARD™-C), to determine gevokizumab's potential to reduce the risk of recurrent uveitic disease in patients with non-infectious uveitis intermediate, posterior, or pan-uveitis (NIU).  The Company intends to enroll patients with NIU who have experienced active uveitic disease but whose disease currently is controlled with oral corticosteroids with or without immunosuppressive medications.

“Patients often arrive at a physicians’ office with active NIU disease that requires immediate treatment to control symptoms.  After the active disease is treated, both the patient and the physician want to maintain the disease in a quiet state over the long term.  Today, physicians have to resort to high-dose corticosteroids and immunosuppressives to aid them, yet both carry long-term health consequences.  With this new study design, we believe that we will be able to determine if gevokizumab can allow physicians to reduce the corticosteroid treatment currently used to maintain the uveitis in a controlled state,” stated John Varian, Chief Executive Officer of XOMA.  “While we could have chosen to conduct a standard supplemental safety-only study, we decided to expand our study to an efficacy and safety study for an incremental investment of $5 million, as we believe the investment has significant value creating opportunities for XOMA.  Our International Phase 3 study in active NIU, now named EYEGUARD™-A, which started in June, is designed to evaluate the use of gevokizumab for the treatment of active disease, and this trial, EYEGUARD-C, gives us the opportunity to potentially aid in the prevention of future exacerbations in patients receiving treatment with less desirable options.”

EYEGUARD-C is designed to enroll 300 patients worldwide.  They will be randomized to receive either doses of gevokizumab or placebo, monthly for twelve months.  All patients will undergo a predetermined reduction in their steroid doses.  The study's primary endpoint is the proportion of patients with an occurrence of uveitic disease through Day 168.  The study also will assess other important measures of improvement in their uveitic disease including the reduction of steroid use.

Paul Rubin, M.D., XOMA's Senior Vice President of Research and Development and Chief Medical Officer, stated, "It was a natural decision to expand the required safety study to a full efficacy trial, particularly in the NIU patient population.  Long-term treatment with corticosteroids is detrimental to the patient’s overall health, and the immunosuppressants being used today put the patient at significant risk of infection.  We believe our antibody may be able to prevent acute exacerbation of the disease and allow physicians to reduce or even eliminate the use of corticosteroids and other immunosuppressant medications.”

SERVIER (Suresnes, France), XOMA’s partner jointly developing gevokizumab and holding rights outside the U.S. and Japan for the NIU indication, hails this additional entry into Phase 3 for gevokizumab. “NIU is a very debilitating disease with no therapeutic options beside potentially harmful long-term corticotherapies.  Servier is very delighted by this important step in the clinical development of gevokizumab, which may ultimately prove its clinical value in inflammatory diseases,” said Isabelle Tupinon-Mathieu, M.D., Head of Therapeutic Research and Development at Servier.

Conference Call and Webcast
XOMA will host a conference call and webcast today, October 3, 2012, at 4:30 p.m. ET.  The webcast can be accessed via the Investors & Media section of XOMA's website at http://investors.xoma.com/events.cfm and will be available for replay until close of business on January 3, 2013.

Telephone numbers for the live audiocast are (877) 369-6589 (U.S./Canada) and (408) 337-0122 (international).  A telephonic replay will be available beginning approximately two hours after the conclusion of the call until October 7, 2012.  Telephone numbers for the replay are (855)-859-2056 (U.S./Canada) and (404)-537-3406 (international), passcode 36952162.

About Gevokizumab
Gevokizumab (XOMA 052 /S 78989) is a potent monoclonal antibody with unique allosteric modulating properties and the potential to treat patients with a wide variety of inflammatory diseases and other diseases. Gevokizumab binds strongly to interleukin-1 beta (IL-1 beta), a pro-inflammatory cytokine that has been shown to be involved in Behçet's and other forms of non-infectious uveitis, cardiovascular disease, and other auto-inflammatory diseases. In binding to IL-1 beta, gevokizumab inhibits the activation of the IL-1 receptor, thereby modulating the cellular signaling events that produce inflammation.

Servier is XOMA's development and commercialization partner for gevokizumab. XOMA holds rights to gevokizumab in the U.S. and Japan for non-cardiometabolic indications, including non-infectious uveitis, acne, and erosive osteoarthritis of the hand for which clinical studies are ongoing. Information on all gevokizumab clinical studies can be found at www.clinicaltrials.gov.

Gevokizumab has been granted Orphan Drug Designation by the U.S. Food & Drug Administration (FDA) for the treatment of non-infectious intermediate, posterior, or pan-uveitis, or chronic non-infectious anterior uveitis.

About Non-infectious Uveitis
The term uveitis broadly refers to the inflammatory diseases that affect the portion of the eye known as the uvea, which is the middle of three layers that surround the eye. People with uveitis may experience decreased vision, pain, light sensitivity, and floaters. Uveitis may be caused by an infection that is commonly treated with an antimicrobial agent, or by an unknown pathogen triggering inflammation, called non-infectious uveitis.

The most common form of uveitis affects the front of the uvea and is known as anterior uveitis. Other forms include intermediate uveitis, posterior uveitis, and pan uveitis. These types differ in that they all include involvement of the back portions of the uvea. Posterior uveitis refers to inflammation in the retina and the choroid, and it may result from a different immune response trigger. Pan-uveitis refers to inflammation of all three major parts of the eye. Behçet's uveitis is a well-known form of pan-uveitis. Due to the swelling of tissues critical to vision, intermediate, posterior, and pan-uveitis (which collectively make up NIU) can lead to blindness if not treated.

About XOMA Corporation
XOMA combines a portfolio of innovative therapeutic antibodies, both in late-stage clinical development and in preclinical research, with its recently launched commercial operations. XOMA focuses its antibody research and development on allosteric modulation, which offers opportunities for new classes of therapeutic antibodies to treat a wide range of human diseases. XOMA is developing its lead product gevokizumab (IL-1 beta modulating antibody) with Servier through a global Phase 3 program in non-infectious uveitis and ongoing proof-of-concept studies in other IL-1-mediated diseases. XOMA's scientific research also produced the XMet program, which consists of three classes of preclinical antibodies, including Selective Insulin Receptor Modulators (SIRMs) that could have a major effect on the treatment of diabetes. In order to retain significant value from its scientific discoveries, XOMA initiated commercial operations in January 2012 through the licensing of U.S. commercial rights to Servier's ACEON® (perindopril erbumine) and a patent-protected portfolio of product candidates.

More detailed information can be found at www.xoma.com.

About Servier
Servier is a privately-run French research-based pharmaceutical company. Current therapeutic domains for Servier medicines are cardiovascular, metabolic, neurological, psychiatric and bone and joint diseases, as well as oncology. Servier is established in 140 countries worldwide with over 20,000 employees and a 2011 turnover of €3.9 billion. Servier invests 25% of its turnover in R&D.

More information is available at: www.servier.com

Forward-Looking Statements
Certain statements contained in this press release including, but not limited to, statements related to anticipated timing of initiation and completion of clinical trials, anticipated size of clinical trials, regulatory approval of unapproved product candidates, future market acceptance and sales of products upon regulatory approval, or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.  Potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings.  Consider such risks carefully when considering XOMA's prospects.  Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date.  XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

CONTACT: XOMA Corporation

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